Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-279647) and on Form S-3 (Nos. 333-287859 and 333-287860) of Bowhead Specialty Holdings Inc. of our report dated February 24, 2026, relating to the financial statements and financial statement schedules, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Des Moines, Iowa
February 24, 2026